Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

EVENT DATE/TIME: APRIL 10, 2013 / 01:05PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	1

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

CORPORATE PARTICIPANTS

David Jaffe Ascena Retail Group, Inc. - President, CEO

Dirk Montgomery Ascena Retail Group, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Janine Stichter Telsey Advisory Group - Analyst

PRESENTATION

Janine Stichter - Telsey Advisory Group - Analyst

Hi, I'm Janine Stichter. I am on the specialty retail team here at Telsey. Next up, we have Ascena Retail Group. Ascena is the parent company of five brands, each occupying their own niche. These brands are dressbarn, Justice and maurices; and then most recently in 2012, the Company acquired Charming Shoppes, including Lane Bryant, which is the leading plus-size specialty retailer, as well as Catherines.

Combined, the Company operates nearly 4000 stores with expected revenues of nearly $5 billion in fiscal '13. The Company is focused on improving the performance of its core business, while integrating and reaping the synergies from this acquisition. And now, I will turn it over to CEO David Jaffe and CFO Dirk Montgomery to tell you more about the story.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Thank you, and I appreciate your coming out. For those of you not as familiar with the brand, we have a little video that will just give you some visuals of our different concepts.

(video playing)

All right. Well, thank you. We have our forward-looking statement, which I won't bother reading. And then just to give you a high-level overview, Ascena's vision -- and many of you are new to the story -- we used to be dressbarn, and as we have grown, we have kind of taken on a whole new persona. And our vision is to serve our shareholders and create value by becoming a family of leading retail concepts with $10 billion in sales and top share profitability. So each part of that statement has a lot of meaning.

A family of leading retail brands. We have got five brands, which I will talk about briefly, so we are very, very proud of the family that we have put together so far. We are projecting just under $5 billion in sales, so we are kind of half way to our vision. And the profitability, depending on the brand, still has some significant opportunities. And that is where we see part of our growth coming from.

And our mission is making people feel good about themselves. It sounds all hearts and flowers, but it relates not just to our customers, our associates, our vendors and our shareholders.

So take you through the highlights. We have a very diversified portfolio. So it is not that they are all specialty women's apparel, which they are, it is that within each concept, they occupy very different whitespace. And we will talk about that in a second.

We think each of them has significant growth opportunities. So whether it is new stores, whether it is international, whether it is e-commerce, whether it is improving margins, we think there is significant opportunity for each of the brands, and we will talk a little bit about those as well.

Because of our merger with Charming Shoppes last June, we are now developing a shared-service organization, and we think that is going to leverage both our overhead, as well as create significant synergies that we didn't have before.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	2

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

We have a terrific balance sheet, which Dirk will talk about later, and great cash flow, which provides the opportunity to fund all our major CapEx. Anything that has an attractive ROIC, we like to fund; we like to continue to grow and invest in our infrastructure. And finally, it provides opportunities, whether it is to buy back stock or perhaps someday, if we find the right opportunity, to look at another acquisition.

So to jump into it, you can see we have five external brands and then we have our one internal brand, which we are calling our Shared Service Group. So that is really important to think about, as we do that, that is an internal brand. And we will talk about the model, because it is a little bit of a unique model from a lot of the other retailers.

So what we do is allow the brands to focus on their target customer. We allow them, when we make the acquisition -- whether it was maurices in Duluth or Justice in Columbus, Lane Bryant is also in Columbus; Bensalem is the home of our Catherine's concepts -- they stay there. For the most part, the brand management -- the executive management team has remained in place.

And then what we have been able to do is go in and start peeling off the back end of the business. So they are able to focus on the customer, they are able to put all their energies into driving the business, whereas on a centralized basis, we are able to leverage five brands, 55,000 associates, 3800 stores, $5 billion in sales to create these synergies. And that is what we are working on now.

So our pyramid is a little bit reversed from what some other folks might show you. Our Shared Services supports the brands which supports the customer. So we see ourselves at all levels in service to the ultimate customer, the ultimate user of our product.

Just to look at the customers briefly, you can see Justice has the highest income on obviously the youngest; they are going after a 7- to 12-year-old girl. And then Catherines is lowest income, most mature. You can see dressbarn, maurices, Lane Bryant in the middle.

The only place where you have a slight overlap -- and I would definitely call it slight -- is on the dressbarn Woman's side of the business, there is a little bit of overlap with Lane Bryant. But with dressbarn, think older, think more middle America; whereas with Lane Bryant, think sexier, younger, more fashionable, more ethnic.

As we look at Justice -- I will go through each brand pretty quickly, and then obviously we can come back and drill on any questions you might have. And the deck is available either online or we have got them outside if you want to get more detail.

So each brand has their own mission. You can see we are closing in on 1000 stores. We think we have at least 1100 store potential. We are continuing to open up. Even going into the smaller markets, we have had good success and we find a very profitable formula going into these smaller markets. So we have learned that -- Justice has learned that from our maurices brand, which is primarily in smaller markets, so there has been good sharing there. It gives us an opportunity to leverage the relationships with the landlords, one of whom at least I saw in the room before.

We are going to continue to grow in Canada as well. We are pretty excited about that. And we do have international, but right now, we have licensed it.

We just took over -- or actually tied for leading market share with Target. And this has been a tremendous movement in the last four years since we first started getting involved with Justice. They've really reinvented their business. You may remember it used to be tween brands, they had The Limited 2 stores and the Justice stores. They converted The Limited 2 stores to Justice. That is when we got involved. And then they started reinventing their model, and it has been hugely successful, both in terms of market share as well as sales growth and profitability.

And you can see it is all big boxes, up until the point when you get to Children's Place, which is the only specialty store that competes directly with us.

So our strategic initiatives continue to be dominant in our categories. And the Est is from a book some of you may have heard called "Winning at Retail." And those are definitions -- not the hottest in terms of the most fashionable, but it is having the fashion that she wants, when she wants it, in quantity. And then of course the biggest selection and the easiest store to shop.

MMU dollars, e-commerce, new stores and then dual gender. We have a new concept called Brothers, which is the boy's version of Justice, and we have just started rolling that out. It has been online for a couple of years now. We learned a lot and now we are bringing it into brick-and-mortar and we are pleased. We think it has got tremendous potential. We are going to be rolling out another 50 stores this fall, which will bring us up to 80. And we see that as incremental volume.

In the stores we have put it in, we actually have not increased the size of the store. We just kind of put it in a back corner. We have made it its own little space, so it looks like a boys' club. It is kind of woody, treehousey, and there's of course the requisite sports video going. So the girl and the boy don't really feel they are in the same store, and as a result of that, we have seen very good incremental sales from the Brothers business that has not impacted the Justice business. That is an important point. It has not impacted the Justice business. So it is pure incremental, and as I said, we see that rolling out.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	3

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

So there is our growth drivers I just mentioned. Turning to Lane Bryant, this store -- this concept has almost 800 stores, primarily strip, although a big chunk of them are malls. One of the strategies is to start moving some of those mall stores out into the more popular strips in the communities, make it more convenient.

And the same thing here -- you can see -- where is my pointer? You can see over here, Lane Bryant is number two market share of course behind Walmart, which is such a giant. But it is number two. And you have to go all the way down here before you hit Catherines and dressbarn, which obviously are our own nameplates. So we think we have got a pretty good position in the large-size specialty store market.

Lane Bryant, of course, has been around for over 100 years. It is a great name. And we see it as a little bit of a fixer-upper, turnaround opportunity. We have just brought in a new President there, Linda Heasley, from Limited Stores. And she has been on the job for about two months now. Very excited about her ideas. And while it will take a little while to get things going, we think the prognosis for this brand is excellent.

So strategic initiatives --rebranding. You know, we are not your mother's Lane Bryant. Reposition the fleet, as I mentioned. Considering going out of malls into strips or vice versa, wherever the best real estate in the market is.

Multichannel. Right now, e-commerce represents 16% of our sales. So it is a really good number. And that includes the business that comes from the stores. So if you go in and we don't have your size, we can get it for you; and that is about 3 points of the 16% is derived from the store. And then of course, inventory productivity, we want to make sure we are turning so we can keep our goods more fashionable. And more of what I have just said.

So turning to maurices, you can see 850 stores, and still growing; a nice mix between mall and strip. Most of the malls are smaller malls. This is a small concept -- small-market concept. So two thirds of our stores are market pops of 150,000 or less. We think we have got significant potential. We have just gone into Canada. And as you can see, kind of the heritage is the Midwest. And as we have pushed out to the West Coast, into Texas and down to the southeast, we have seen a good result, but not the same as our core markets, and that is another opportunity for us, to build our non-core market to be as productive as our core markets.

So we continue to grow both new stores and e-commerce. We have just brought on a new CMO, so we think we will improve our merchandising. We are looking at doing more direct-sourced product and developing that capability. Up until now, it has been primarily market-sourced goods. And continue to go out and figure out how to not just acquire, but also retain customers. And we have done different things with loyalty programs and social media.

So on to dressbarn. You can see dressbarn is primarily a strip concept. There are some mall stores, but very few, and a good chunk of outlet stores. You can see there is a much greater concentration in the Northeast corridor here and in cities. This concept appeals to more of a working woman, a career working woman who is on a budget. I call her a pink collar customer.

So if you remember, maurices had a lot of dots all around here. So the real estate strategy is very different. Dressbarn is going to be much more like a Lane Bryant, and Justice is even more mall-based and maurices is, as I said, much more small-market-based.

So key initiatives here are being hottest for our target customer, improving our store experience, developing a marketing strategy. In the fall, we brought in a new marketing executive that we think is terrific, and she is now going through a segmentation study and just hired a creative firm to figure out exactly who we should be talking to and what message and how to get it across. So you will hear more on that in the coming months.

Get back on the growth curve, both in terms of new stores, as well as our comp sales. And finally, making sure we have got the right talent on board. And those growth drivers include developing a design function, like we talked about with maurices.

So finally, Catherines, our smallest, last but not least. Primarily a strip concept, and there are 400 stores. We think this one for now is just a hold. The business is not performing up to the expectations that I would have for a chain that I would want to invest in. So it is doing well. We are very pleased with its results, but it needs to continue to build up to the level at which any new store investments would have a positive ROIC.

So as I told them when we first merged, with a little bit of a wink, I said we bought the company for Lane Bryant -- no surprise. Most of you know we shut down Fashion Bug; that happened in January, so they are gone. They have got a little business called Figi's, which we are in the process of selling off. And then I said that Catherines was our gift with purchase.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	4

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

So we are now waiting to see if that is going to bear fruit or not. We are patient. It is cash flow positive. They have got a really good team and I am very optimistic. But until they prove it and until we see the numbers that would justify greater investment, we are just going to hold it for a while.

So you remember on this chart, you saw they are way down here. A little bit of growth in market share, and we would like to see that continue and we would like to see their productivity continue to climb.

So again, like all the other brands, e-commerce, making sure we are turning the inventory, do even more direct-sourced. They have developed that model and they are going to start ramping that up to a much greater extent. Getting the marketing mix down, including what kind of promos we need to do, and using that database and their loyalty program more effectively.

So switching now to our sixth brand, our internal brand, Shared Services, it has got a lot of functions. You can see here it runs the gamut of all the stuff that doesn't touch the customer. So we want to continue to provide these services where we say faster, better, smarter than the brands could do themselves. Some of these are well-entrenched and others we are developing as we speak.

So just to jump right into the first big one, about six months ago, we had five DCs, one for each brand, basically. So we are going to a model where we will have one DC for brick-and-mortar. So we are in the process of building that out now, and we will start putting in the additional companies into that DC next spring. So we believe we will be able to substantially improve our cost of handling product, because we are going to be using state-of-the-art equipment that we couldn't afford to use on a brand basis.

The other part is that because everything now is in one location, we can do long pulls for all five stores from the DC out to say LA or Chicago or St. Louis, and make that much cheaper, much more efficient, and then do the last mile from that local hub. So we have looked at the investment in our DC and believe it is got a terrific ROI, as well as from the transformation of our logistics.

The next thing is all five brands today outsource e-commerce. So what we are going to do is bring that in-house and take one of our other DCs and convert it. That is in process also. That will be up and running next spring as well. And then we will be down just to the two DCs, one for brick-and-mortar, one for e-commerce fulfillment.

We have two direct sourcing arms, one that was legacy Ascena through Justice and the other was legacy Charming. So what we are going to do is put them together, become more efficient and look to start growing dressbarn and maurices, as well as Catherines.

We are on more platforms than I would care to count, and as time goes on, we are going to be consolidating those and putting all the brands on the same platform to the extent we can. So we are starting with the big ones, our merchandising system, our warehouse management system, our POS system, and then we will work our way through.

And then business processing, everything from payroll to lease administration, we are now doing on a much more efficient basis, because we are doing it for all the brands the same way by the same team.

So here is the issue. When we merged with Charming, they had their own Shared Service Group. And, rough numbers, for the fiscal 2012, Ascena's was $70 million, $80 million; you have the $150 million. And we believe over the next three years, we are going to be able to pull out $50 million of that overhead. It is ambitious, and we frankly haven't identified all of it yet. But we have kept -- the former CFO from Charming, we have kept him on and made him Chief Integration Officer. And he is like a dog on a bone with expenses, so he is doing a great job.

The other aspect of it is that we think there are significant synergies. So this is the slide that we put together when we did our Investor Day in the fall. We have not [taken] to update it. We are staying at $37 million to $45 million without the direct sourcing opportunity. And we will be drilling these numbers of course, and then at our next Investor Day, next October, we will see if we can't provide better guidance on the synergies opportunities.

So with that, I would like to turn it over to Dirk to go through the financials.

Dirk Montgomery - Ascena Retail Group, Inc. - EVP, CFO

Thanks, David. Good morning, everybody. It is my pleasure to be presenting to all of you today, and I am going to review our fall season financials and update our outlook for spring.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	5

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

I will start with fall season comp sales. Total comp sales for the fall season were 3%, with first-quarter total comp sales of 4% and second quarter at 2%. Sales plan misses at dressbarn, Lane Bryant and maurices were partially offset by a strong 33% increase in e-commerce. The backdrop for the second quarter was a tough one for specialty retail in general and for Ascena. Traffic, especially in the Northeast, was hurt by significant weather events, including, obviously, Hurricane Sandy, and economic concerns took a toll on middle-income consumers.

The challenging external environment has continued in the third quarter, with unseasonably cold weather impacting multiple regions in the country. Shopper traffic in malls and strip centers was down through much of February and March, and we are also up against tough comparisons for the spring of 2012, when unfortunately, we had record high warm weather. So as a result, our third-quarter total comp sales through March were roughly flat, with brick-and-mortar comp sales down low single digits.

While sales have been disappointing quarter to date, we are encouraged by the fact that warmer weather regions have significantly outperformed the colder weather regions. So I don't like to make excuses for weather, but we do have pretty good evidence that we don't think we have a merchandise issue; we really have an issue that consumers just aren't ready for that warm weather occasion because it is not warm enough yet.

We will share additional details on our sales trends as part of our third-quarter earnings call that is coming up.

So although we have had challenges to top-line growth recently, on a total sales basis, Ascena has generated very strong and consistent sales growth over the last few years. We have grown from $2.4 billion in fiscal year 2010 to $3.4 billion in 2012, with plans of reaching $4.8 billion in fiscal 2013. The increases over this three-year period have been driven by the Justice merger, consistency in comp sales and new store growth and e-commerce, which has been very strong for us.

Our fiscal 2013 sales estimate included a full-year impact of our newest brands, Lane Bryant and Catherines, compared to only a partial year in 2012.

E-commerce sales growth has been very strong across all our brands and continues to significantly outpace brick-and-mortar sales growth. We see this business as a long-term growth vehicle with strong operating margins. Overall e-commerce sales for fiscal 2013 are estimated to increase to $390 million, and despite this rapid growth, our relatively low penetration of e-commerce to total sales at 8% represents a big opportunity for future growth in this channel.

Ascena's adjusted operating income of $332 million for 2012 has grown 50% over three years and is expected to grow further to $350 million for 2013. This growth has been fueled by increased sales, margin expansion and expense leverage. Brand results are shown, with corporate overhead fully allocated in this slide. It is also worth noting the outstanding operating income growth at our Justice brand over this time frame.

Driven by consistent top-line growth and acquisitions, our adjusted earnings per share have grown 52%, from $0.88 per share in fiscal 2010 to $1.34 in fiscal 2012. As we noted on our second-quarter earnings call, we anticipated a challenging top-line environment this spring and responded by adjusting inventory down to match lower sales trends, tightening expense controls and accelerating synergies and integration efforts where possible. Our current 2013 EPS guidance range of $1.20 to $1.30 per share assumes that our brick-and-mortar comps improve to low single digits the remainder of the spring season.

In terms of uses of cash, our business generates very strong cash flow, as you can see in the pink shaded bars on this chart, which afford us the opportunity to invest in the business for growth and margin improvement, which is our top priority in terms of uses of cash.

We incurred a modest level of term loan debt in 2012 to fund a portion of the Charming acquisition, and over the last year, debt repayment has also been a priority for us and we will continue to pay down additional debt with available cash.

The increase in CapEx in 2013 to $350 million that you can see here is driven by major high-return investments that David mentioned in logistics, e-commerce and infrastructure that should drive both sales growth and margin improvement in the future. We expect CapEx in 2014 to be comparable to the 2013 levels as we complete those major projects.

In addition, we will continue to opportunistically evaluate opportunities to drive growth and shareholder returns via external investments and share repurchases.

This summary underscores our strong balance sheet, with over $325 million in cash and low debt. Our leverage ratio is roughly 0.6, which is very low even for the specialty retail industry. Due to favorable market conditions in early calendar 2013, we were able to successfully restructure our debt by eliminating the term loan and replacing that capacity with a larger $500 million ABL revolver. This new facility will result in lower interest rates and greater flexibility. Combined with our strong cash flow generation, this new facility should comfortably meet our liquidity needs through the five-year maturity. Since closing on the new facility in the third quarter, we have further reduced our debt balance.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	6

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

So as we look beyond 2013, we feel very good about our capability to deliver attractive long-term shareholder returns, driven by the following -- strong top-line growth opportunities in existing store comps; significant upside in e-commerce; and ongoing new store growth potential. Significant margin upside from overhead reduction and brand synergy initiatives that have the potential to generate $100 million in savings over the next three years. And excellent cash flow generation capability and a conservative balance sheet.

As we realize the benefits of those growth levers, we are confident that we can deliver a long-term economic model of annual sales growth of 8% to 10% per year, operating income reaching 12% as a percentage of sales and annual EPS growth of 10% or more a year. And as David mentioned, we think that these growth drivers on this slide really present a compelling investment opportunity as we look to the future.

So in closing, our leadership team is looking forward to growing the business and driving higher margins. We are very encouraged by the opportunities we have to create superior shareholder returns over the long term. Thank you, and now we would like to open the floor for questions.

QUESTION AND ANSWER

Unidentified Audience Member

Just on Lane Bryant, (inaudible), can you give us any an initial thoughts on how you (inaudible) about the business (inaudible)? And also, I know you have (inaudible).

David Jaffe - Ascena Retail Group, Inc. - President, CEO

It's too small. If you haven't seen it, it is actually a very, very pretty store. It is just a little tight. But there are features there that we really like, and we are going to try and figure out how to roll them out to the rest of the chain. I am actually meeting Linda there next Tuesday to walk through it and start identifying things.

So it is a flagship, it is a prototype. And by the way, if any of you get out to Mall of America, we have a new flagship prototype for maurices which is absolutely gorgeous, which I would encourage you to see.

So the idea of doing these stores is to, one, create a flagship that you can use as a testing vehicle to try new designs, new fixtures, whatever, and see what works and kind of use it as that laboratory idea, to move stuff in and out, whether it is products or displays.

Linda is learning. She says it is like drinking out of a fire hose. The good news is that she came from Limited Stores, so obviously she knows specialty women's apparel. And while she was there, she had started up a concept called Eloquii. And Eloquii was their version of dressbarn Woman, and whatever. It was the large-size answer that they were putting in the store in a small section.

So it was very small, but as a result of that, she really had done her homework on large size and came in very knowledgeable, had shopped Lane Bryant every week for years, and has a lot of ideas to maybe make the product a little more fashionable. Without getting into specifics, I think she would say that some of the product got a little old, a little dowdy or perhaps a little bit too much repetitive from prior years -- seasons.

So it's still early, and I am sure, again, when we have this Investor Day in October, I hope you can all make it and we will have a lot more to say -- I am sure she will have a lot more to say at that point.

Unidentified Audience Member

Medium-term, can you talk about where you would like to get profit -- medium-term, can you talk a little bit about where you are going to take profitability (inaudible)? (inaudible) your average brand portfolio?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	7

APRIL 10, 2013 / 01:05PM GMT, ASNA - Ascena Retail Group, Inc. at Telsey Advisory Group Spring Conference

No, it is not. I forget the definition of medium-term, but if -- we said over the next three, four, five years should that be functioning and performing at the same level as our other brands -- you know, maybe not quite the same level of a Justice or maurices, but certainly well above where it is. And not that I want to be held to a number, but if you said is a 10% operating income achievable, it absolutely is, and that is what we are striving for. But it is going to take a while.

Well, I guess we answered all the questions, Dirk.

Dirk Montgomery - Ascena Retail Group, Inc. - EVP, CFO

Yes.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Thank you guys for your interest and we are going to be doing a breakout, if you have more issues.

Dirk Montgomery - Ascena Retail Group, Inc. - EVP, CFO

Appreciate your interest.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	8